Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-173360, 333-150228, 333-144184, 333-144188, and 333-144189 on Form S-8 and No. 333-225830 on Form S-3 of our reports dated February 20, 2019, relating to the consolidated financial statements of Discover Financial Services, and the effectiveness of Discover Financial Services’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Discover Financial Services for the year ended December 31, 2018, and to the reference to us under the heading "Experts" in the Prospectus, which is part of the Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
February 20, 2019